Exhibit 10.8

FORM OF

TRANSITIONAL TRADEMARK LICENSE

AGREEMENT

by and between

ZIMMER BIOMET HOLDINGS, INC.

and

ZIMVIE INC.

TABLE OF CONTENTS

1. Definitions	1

2. License Grant	2

3. Restrictions	5

4. Ownership	6

5. Quality Control	6

6. Representations and Warranties; Covenants	7

7. Limitation of Liability	8

8. Confidentiality	8

9. Term and Termination; Remedies	9

10. Miscellaneous	9

Schedule 1 Licensed Trademarks	15

Schedule 2 Licensed Domain Names	55

Schedule 3 Trademark Guidelines	56

i

TRANSITIONAL TRADEMARK LICENSE AGREEMENT

This TRANSITIONAL TRADEMARK LICENSE AGREEMENT (together with all Schedules attached hereto, this “Agreement”), is made effective as of [●] (the “Effective Date”), by and between Zimmer Biomet Holdings, Inc., a Delaware corporation (“Parent”), and ZimVie Inc., a Delaware corporation (“SpinCo”). Each of Parent and SpinCo may individually be referred to in this Agreement as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Parent and SpinCo have entered into that certain Separation and Distribution Agreement, dated as of [●], by and between Parent and SpinCo (as it may be amended or supplemented, the “Separation and Distribution Agreement” or “SDA”), for the contribution, assignment, transfer, conveyance and delivery to SpinCo (as defined in the Separation and Distribution Agreement) of certain assets owned by the Parent and Parent Group (as defined in the Separation and Distribution Agreement);

WHEREAS, pursuant to the Separation and Distribution Agreement, the Parties have agreed to deliver, or cause to be delivered, executed copies of this Agreement on or prior to the Effective Time (as defined in the Separation and Distribution Agreement);

WHEREAS, Parent and Parent Group are the owners of the Licensed Trademarks (as defined below); and

WHEREAS, SpinCo desires to receive a license to use the Licensed Trademarks for a transitional basis, and Parent is willing to grant such license pursuant to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement and the Separation and Distribution Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

1.    Definitions. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Separation and Distribution Agreement. For the purpose of this Agreement, the following terms shall have the following meanings:

1.1    “Commercialize” means to sell, offer for sale, distribute, import, market, promote, or otherwise commercialize.

1.2    “Corporate Name” means, with respect to SpinCo and each of the members of the SpinCo Group, the corporate name, registered name or registered fictitious name of such entity as of the Effective Date.

1.3    “Corporate Name Term” has the meaning set forth in Section 2.2(a).

1.4    “Domain Names” means Internet domain names, including top level domain names and global top level domain names, URLs, social media identifiers, handles and tags.

1.5    “Existing Inventory” has the meaning set forth in Section 2.5(b).

1.6    “Field” means the field of (a) developing, designing, manufacturing, having manufactured, importing, exporting, selling, offering for sale, marketing, distributing and otherwise commercializing: (i) either (A) dental reconstructive implants, dental prosthetic products, dental regenerative products, dental treatment design or planning software or services, digital dentistry products or services, (B) implants or surgical instruments whose primary purpose is the placement of bone fixation or motion preservation devices in or attachment to the vertebral column (including pedicle screws, disc repair and/or replacement devices, and the placement of interbody fusion or motion preservation devices for the treatment of degenerative conditions, deformities, disease, tumors or traumatic injury of the spine) or (C) non-invasive and implantable bone growth stimulation products; and (ii) any and all associated instrumentation (including patient specific instrumentation), treatment or surgical planning, surgical navigation and surgical techniques and (b) seeking and maintaining all necessary approvals in connection with any of the foregoing, provided, however, that the “Field” expressly excludes: the development, design, manufacture, having manufactured, importation, exportation, sale, offer for sale, marketing, distribution or other commercialization of products, instruments or surgical techniques primarily related to the brain, brain stem, spinal cord, maxillofacial surgery, craniomaxillofacial reconstructive surgery, orthognathic surgery, and/or craniotomy procedures (including, for clarity, brain biopsy procedures, brain ablation procedures, deep brain stimulation, nerve root stimulation, epidural needle placement, and/or dural procedures such as for the removal of spinal cord tumors).

1.7    “Licensed Products” means those SpinCo Products Commercialized under the SpinCo Business that contain, bear, display or use any Licensed Trademarks as of immediately prior to the Effective Date.

1.8    “Licensed Trademarks” means the Trademarks set forth on Schedule 1 (Licensed Trademarks).

1.9    “Licensee” means each of SpinCo and the other members of the SpinCo Group.

1.10    “Licensed Domain Names” means the Domain Names set forth on Schedule 2 (Licensed Domain Names).

1.11    “Marketing Materials” means product literature, promotional and advertising materials, sales literature, training and educational materials, store displays, splash screens and other similar materials in any forms or media.

1.12    “Party” and “Parties” have the meaning set forth in the preamble.

1.13    “Product Approvals” has the meaning set forth in Section 9.1.

1.14    “Product Approval Term” has the meaning set forth in Section 9.1.

1.15    “Separation and Distribution Agreement” or “SDA” have the meaning set forth in the preamble.

1.16    “Sublicensee” has the meaning set forth in Section 2.4.

1.17    “Term” has the meaning set forth in Section 9.1.

1.18    “Trademark Guidelines” has the meaning set forth in Section 5.2(a).

1.19    “Tradename Approvals” has the meaning set forth in Section 9.1.

1.20    “Tradename Licensee” means those Licensees who have a Licensed Trademark in their Corporate Name.

2.    License Grant.

2.1    Trademark License Grant. Subject to the terms and conditions of this Agreement, Parent hereby grants to each Licensee a fully paid-up, royalty free, non-sublicensable (except as provided in Section 2.4), non-assignable and non-transferable, non-exclusive, worldwide transitional license to use the Licensed Trademarks in accordance with the Trademark Guidelines and in all material respects in the same form and manner as used immediately prior to the Effective Date:

(a)    Products and Marketing Materials: in connection with the Commercialization of Licensed Products and associated Marketing Materials within the Field for the period of time that lasts, on Licensed Product-by-Licensed Product basis and (to the extent applicable) on a country-by-country basis, until the receipt by Licensee of all licenses, permits, consents, authorizations and regulatory approvals from the applicable Governmental Authority that are required by Law to change the Trademarks used on any Licensed Products or Marketing Materials therefor from Licensed Trademarks to Trademarks that do not include, and are not similar to, any of the Licensed Trademarks, in each case, consistent with the timelines specified in regulations or guidance from such Governmental Authority on implementation of such changes (on Licensed Product-by-Licensed Product basis and (to the extent applicable) on a country-by-country basis, the “Product Approvals”); provided, however, that (i) each Licensee uses commercially reasonable efforts after the Effective Date to make and notify Parent of all filings with any Governmental Authority and take such other actions necessary to obtain the Product Approvals; (ii) except as set forth in subpart (iii) below, under no circumstance shall the foregoing license expire later than two (2) years following the Effective Date (the “Product Approval Term”); (iii) in the event that a Licensee has not received all necessary Product Approvals for a Licensed Product in a country within the Product Approval Term, and provided that such Licensee has consistently taken and continues to take at all times commercially reasonable efforts to obtain such Product Approval, then such Licensee may, no later than sixty (60) days prior to the end of the Product Approval Term, solely with respect to the Licensed Product(s) in the countr(ies) for which Product Approval was not obtained within the Product Approval Term, elect in writing to Parent to extend the Product Approval Term for such Licensed Product(s) in such countr(ies) for consecutive one (1) year terms until the necessary relevant Product Approval(s) is received; provided that, notwithstanding anything to the contrary in this Section 2.1(a), such Licensee shall consistently continue to take at all times reasonable best efforts to expeditiously obtain such Product Approval(s); and

(b)    Other Uses: for a period of one (1) year following the Effective Date, in connection with continuing the use of any other tangible assets, documents, or materials, not addressed in the foregoing clause (a), that contain, bear, display or use any Licensed Trademark as of the date hereof, including billboards, vehicle and equipment markings, stationery, forms, business cards, contracts or on letterhead and other media; provided, further, that, in each case of the foregoing clauses (a)—(b) of this Section 2.1, all such uses shall be in a manner consistent with the operation of the SpinCo Business immediately prior to the Distribution Date. For purposes of clarity, if an item requires regulatory approvals or similar approval from a Governmental Authority in a particular country to be changed, it will be treated as Marketing Materials under the foregoing clause (a). The one (1) year term of this clause (b) may be extended for an additional one (1) year term provided that Licensee has taken at all times reasonable best efforts to remove any Licensed Trademarks during the initial one (1) year term.

2.2    Corporate Name License Grant.

(a)    Subject to the terms and conditions of this Agreement (including Section 5.4), Parent hereby grants to each Tradename Licensee a fully paid-up, royalty free, non-sublicensable, non-assignable and non-transferable, non-exclusive, worldwide license to use the Licensed Trademarks in its Corporate Name, until the receipt by the Tradename Licensee of all licenses, permits, consents, authorizations and regulatory approvals from the applicable Governmental Authority that are required by Law to change the Corporate Names of all Tradename Licensees to names that do not include, and are not similar to, any of the Licensed Trademarks (“Tradename Approvals”), provided, however, (i) each Tradename Licensee uses commercially reasonable efforts after the Effective Date to make and notify Parent of all filings with any Governmental Authority and take such other actions necessary to obtain the Trademark Approvals; (ii) except as set forth in subpart (iii) below, under no circumstance shall the foregoing license expire later than two (2) years following the Effective Date (the “Corporate Name Term”); (iii) in the event that a Tradename Licensee has not received all necessary Tradename Approvals within the Corporate Name Term, and provided that such Tradename Licensee has consistently taken and continues to take at all times commercially reasonable efforts to obtain such Tradename Approvals, then such Tradename Licensee may, no later than sixty (60) days prior to the end of the Corporate Name Term, elect in writing to Parent to extend the Corporate Name Term, with respect to such Corporate Name for which approval was not obtained, for consecutive one (1) year terms until the necessary relevant Tradename Approval is received; provided that, notwithstanding anything to the contrary in this Section 2.2(a), such Tradename Licensee shall consistently continue to take at all times reasonable best efforts to expeditiously obtain such Tradename Approval. Upon expiration or termination of the license granted under this Section 2.2, each Tradename Licensee shall adopt a new Corporate Name that is not confusingly similar to the Licensed Trademarks.

2.3    Domain Name License Grant; Domain Name Redirection. Subject to the terms and conditions of this Agreement, Parent hereby grants to each Licensee a fully paid-up, royalty free, non-sublicensable, non-assignable and non-transferable, non-exclusive, worldwide licenses to use the Licensed Domain Name(s) for a period of thirty (30) calendar days following the Effective Date solely in connection with the Commercialization of Licensed Products and associated Marketing Materials within the Field in all material respects in the same form and manner as used immediately prior to the Effective Date. For a period of two (2) years following the Effective Date, in relation to any Licensed Domain Names used solely in connection with the Commercialization of Licensed Products, the Parent shall promptly reprogram each such Licensed Domain Name such that a person directed from a third party’s hyperlink to any relevant Licensed Domain Name is immediately, and without any user intervention or action, redirected to a relevant web page address provided by the relevant Licensee of such Licensed Domain Name.

2.4    Sublicense Rights. The licenses granted to SpinCo in Sections 2.1 shall not include any right to grant any sublicenses except as provided in this Section 2.4. Subject to the terms and conditions of this Agreement, each Licensee may grant sublicenses to customers of the SpinCo Group (each a “Sublicensee”) in connection with Commercialization of the Licensed Products in the Field, in the ordinary course of business, in each case solely for the benefit of the SpinCo Business; provided, that such Licensee ensures that the terms of any such sublicense are consistent with the terms of this Agreement and any such Sublicensee complies with such sublicense. Each Licensee shall remain responsible and liable for each Sublicensee’s compliance with all of the terms and conditions of this Agreement, and any breach of the terms or conditions of this Agreement by any Sublicensee shall be deemed a breach by such Licensee of such terms and conditions.

2.5    Efforts to Remove.

(a)    Each Licensee shall use commercially reasonable efforts to remove and cease using any Licensed Trademarks that appear on any publicly available or promotional materials used by any member of the SpinCo Group or their Affiliates within the SpinCo Business as soon as reasonably practical following the Effective Date.

(b)    Notwithstanding any other provision of this Agreement to the contrary, (i) Licensee may continue to sell any inventory of Licensed Products that are manufactured and marked with the Licensed Trademarks prior to such Licensee’s receipt of the relevant Product Approval (including, for clarity, any works-in-process or products for which manufacturing and/or marking with the Licensed Trademarks commenced prior to such Licensee’s receipt of the relevant Product Approval) (such Licensed Products, the “Existing Inventory”); and (ii) no Licensee shall be required to arrange the recall, relabel, repackage, destroy, or otherwise modify any Existing Inventory of any Licensed Products sold prior to such Licensee’s receipt of the relevant Product Approval,

2.6    Records. Notwithstanding anything in this Agreement to the contrary, and without limiting the rights otherwise granted in this Section 2, each Licensee shall have the right, at all times before, during and after the Effective Date, to retain internal records and other historical or archived documents for internal use or reference that contain or bear the Licensed Trademarks.

2.7    Group Members. SpinCo shall cause the other Licensees to comply with all applicable provisions of this Agreement.

2.8    Rebranding Progress Reporting. Within forty-five (45) calendar days following the end of each calendar quarter, commencing with the first full calendar month following the Effective Date, each Licensee shall deliver to the Parent a progress report of such Licensee’s total rebranding efforts, including each of the Licensee’s obligations pursuant to this Section 2.

2.9    Best Efforts. In assessing whether Licensee is taking or has taken “reasonable best efforts” under this Section 2, the Parties acknowledge that Licensee operates in a large number of countries and in a highly complex regulatory environment, including for example the European Union Medical Device Regulation (EUMDR). Making changes to labeling, changing the names of legal manufacturer and other similar changes must be managed in a coordinated way in order to minimize the risk of violating regulatory requirements which could lead to the interruption of the availability of critical medical products to Licensee’s patients. As a result, the Parties acknowledge that the pace of changes related to particular countries must take into account these regulatory complexities. The Parties also acknowledge that, pursuant to Section 10.15, acts of god, unforeseen circumstances, pandemics and the like must also be taken into consideration when assessing whether Licensee is taking or has taken “reasonable best efforts.”

3.    Restrictions. Except as expressly permitted in this Agreement, no Licensee shall:

(a)    use any of the Licensed Trademarks in a way that would reasonably be expected to (i) tarnish, degrade, disparage or reflect adversely on a Licensed Trademark or Parent’s or any member of the Parent Group’s business or reputation, (ii) dilute or otherwise harm the value, reputation or distinctiveness of or Parent’s goodwill used in connection with or symbolized by any Licensed Trademark or (iii) invalidate or cause the cancellation or abandonment of any Licensed Trademark; or

(b)    adopt, use, register or file applications to register, acquire or otherwise obtain, in any jurisdiction, any Trademark or Domain Name that consists of, incorporates or is confusingly similar to or dilutive of, or is a variation, derivation or modification of, any Licensed Trademark.

4.    Ownership.

4.1    Ownership of Licensed Trademarks. Each Licensee acknowledges that as between the Parties, the Licensed Trademarks are the exclusive and sole property of Parent, and each

Licensee agrees that it will not contest Parent’s ownership or validity of any of the Licensed Trademarks. Nothing in this Agreement shall confer in any Licensee any right of ownership in any Licensed Trademarks, and no Licensee shall make any representation to that effect or use any Licensed Trademarks in a manner that suggests that such rights are conferred.

4.2    No Obligation to Prosecute or Maintain Trademarks. Neither Parent nor any member of the Parent Group shall have any obligation to seek, perfect, maintain any protection for, defend, or enforce any of the Licensed Trademarks. Without limiting the generality of the foregoing, except as expressly set forth in this Agreement, neither Parent nor any member of the Parent Group shall have any obligation to file any Trademark application, to prosecute any Trademark or secure any Trademark rights or to maintain any Licensed Trademark in force.

5.    Quality Control.

5.1    SpinCo Covenants.

(a)    Quality Control. Each Licensee shall ensure that all Licensed Products are made and Commercialized according to standards that are, and a level of quality that is either (i) substantially the same as the standards and quality of the SpinCo Business as of immediately prior to the Effective Date, or (ii) approved in advance in writing by Parent.

(b)    Samples. Each Licensee agrees, upon Parent’s reasonable request, to furnish to Parent representative samples of Licensed Products or Marketing Materials Commercialized by SpinCo that include or bear the Licensed Trademarks.

5.2    Conditions Applicable to the Appearance of the Licensed Trademarks.

(a)    Each Licensee agrees to comply with the rules and brand guidelines applicable to the SpinCo Business as of immediately prior to the Effective Date with respect to the appearance and manner of use of the Licensed Trademarks (“Trademark Guidelines”) as attached in Schedule 3 (Trademark Guidelines). Parent agrees to notify SpinCo in writing of any changes to the Trademark Guidelines. Each Licensee’s obligation to comply with revised Trademark Guidelines shall be prospective from the date of notification of any such changes thereto, and no Licensee shall be required to modify any materials complying with the prior guidelines that were Commercialized prior to such notification. No changes to any form of use of the Licensed Trademarks shall be adopted by any Licensee without prior approval in writing by Parent.

5.3    Protection of Licensed Trademarks.

(a)    Each Licensee shall take reasonable steps to avoid endangering the validity of the Licensed Trademarks, including compliance with the applicable Laws in all countries where Licensed Products are Commercialized. Each Licensee shall execute registered user agreements and similar documents required by Parent to protect or enhance Parent’s title and rights in the Licensed Trademarks. Except as otherwise provided in this Agreement, each Licensee shall be responsible for all out-of-pocket costs and expenses incurred in connection with obtaining and maintaining trademark registrations where such registrations would not have been applied for or maintained in the absence of its activities under this Agreement, recording this Agreement and obtaining the entry of such Licensee as a registered or authorized user of the Licensed Trademarks.

(b)    In the event that any Licensee learns of any infringement or threatened infringement of the Licensed Trademarks or any passing-off or that any third party alleges or claims to such Licensee that the Licensed Trademarks are liable to cause deception or confusion to the public, or are liable to dilute or infringe any right, Each Licensee shall as promptly as reasonably practicable notify Parent or its authorized representative giving particulars thereof. Parent may elect to pursue such claims and any such proceedings shall be at the sole expense of Parent and any recoveries shall be solely for the benefit of Parent. Nothing herein, however, shall be deemed to require Parent to enforce the Licensed Trademarks against others.

(c)    In the performance of this Agreement, each Licensee shall comply with all applicable Laws regarding Intellectual Property Rights, and those Laws particularly pertaining to the proper use and designation of Trademarks. Should any Licensee become aware of any applicable Laws regarding Intellectual Property Rights that are inconsistent with the provisions of this Agreement, it shall as promptly as reasonably practicable notify Parent of such inconsistency.

5.4    Protection of Licensed Trademarks. Each Tradename Licensee shall (a) comply in all material respects at all times with applicable Laws and (b) operate its business in accordance in all material respects with at least the same standards of quality, appearance, service and other standards that it has observed as of the Effective Date. In order to promote adherence to such standards and for the purpose of protecting and maintaining the goodwill associated with the Licensed Trademarks and the reputation of Parent, Parent shall have the right to obtain from each Tradename Licensee reasonable information as to the operation of such Tradename Licensee’s business and the manner in which the Licensed Trademarks are used in connection with such Tradename Licensee’s Corporate Names. If, at any time, the Tradename Licensee fails, in the good faith reasonable opinion of Parent, to conform in all material respects to the standards and other requirements set forth in this Section 5.4, and Parent notifies the Tradename Licensee in writing of such failure, the Tradename Licensee promptly shall take such steps as are reasonably necessary to conform in all material respects with such standards and other requirements of this Agreement. If the Tradename Licensee fails to cure any such non-conformity within ninety (90) calendar days of such notice of nonconformity, but has taken reasonable best efforts in attempting to cure such non-conformity, then such Tradename Licensee shall have a reasonable period to cure such non-conformity; provided, that such Tradename Licensee consults with Parent to determine the steps that are reasonably necessary. If such Tradename Licensee fails to cure any such non-conformity within ninety (90) calendar days of such notice of nonconformity, and has not taken reasonable best efforts in attempting to cure such non-conformity, such Tradename Licensee shall promptly cease use of the Licensed Trademarks in its Corporate Names.

6.    Representations and Warranties; Covenants.

6.1    Representations and Warranties. Each of Parent (on behalf of itself and its Affiliates (as applicable)) and SpinCo (on behalf of itself and its Affiliates (as applicable)) makes the representations and warranties set forth in this Section 6.1 to the other Party as of the Effective Date.

(a)    It is duly organized, validly existing, and in good standing under the laws of its jurisdiction of formation. It has full corporate power and authority to execute, deliver, and perform this Agreement, and the execution, delivery and performance by it of this Agreement have been duly authorized by all requisite corporate action.

(b)    This Agreement constitutes a valid and legally binding agreement enforceable against it in accordance with its terms (except as the enforceability thereof may be limited by applicable Laws).

6.2    Compliance with Laws. Each Party shall comply, and shall cause its Affiliates and sublicenses to comply, with all applicable Laws in performing its and their obligations and exercising its and their rights pursuant to this Agreement.

6.3    DISCLAIMER. EXCEPT AS MAY BE EXPRESSLY PROVIDED IN SECTION 5.4 OF THIS AGREEMENT, NEITHER PARTY MAKES, AND EACH PARTY EXPRESSLY DISCLAIMS, UNDER THIS AGREEMENT, ANY REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS OR IMPLIED AND WHETHER UNDER THIS AGREEMENT OR AT LAW, INCLUDING ANY REPRESENTATION OR WARRANTY (A) OF QUALITY, MERCHANTABILITY, SUITABILITY OR FITNESS FOR A PARTICULAR PURPOSE, TITLE, REGISTERABILITY, ALLOWABILITY, VALIDITY OR ENFORCEABILITY, (B) ARISING FROM COURSE OF DEALING, COURSE OF PERFORMANCE OR TRADE USAGE OR (C) THAT ANY LICENSED TRADEMARK TO THE OTHER PARTY HEREUNDER MAY BE PRACTICED WITHOUT INFRINGING THE INTELLECTUAL PROPERTY RIGHTS OF ANY THIRD PARTY. EXCEPT AS MAY EXPRESSLY BE SET FORTH HEREIN, THE LICENSED TRADEMARKS ARE BEING LICENSED ON AN “AS IS,” “WHERE IS” BASIS AND THE RESPECTIVE TRANSFEREES SHALL BEAR THE ECONOMIC AND LEGAL RISKS RELATED TO THE USE OF THE LICENSED TRADEMARKS IN CONNECTION WITH THE SPINCO BUSINESS.

7.    Limitation of Liability. EXCEPT TO THE EXTENT ARISING FROM CLAIMS THAT A LICENSEE HAS USED ANY LICENSED TRADEMARKS OUTSIDE OF THE SCOPE OF THE LICENSE GRANTED UNDER THIS AGREEMENT OR BREACHES BY EITHER PARTY OF SECTION 8 HEREOF, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, NEITHER PARTY WILL BE LIABLE TO THE OTHER FOR ANY SPECIAL, INCIDENTAL, INDIRECT, COLLATERAL, CONSEQUENTIAL OR PUNITIVE DAMAGES, LOST PROFITS SUFFERED OR SIMILAR ITEMS (INCLUDING LOSS OF REVENUE, INCOME OR PROFITS, DIMINUTION OF VALUE OR LOSS OF BUSINESS REPUTATION OR OPPORTUNITY), OR DAMAGES CALCULATED ON MULTIPLES OF EARNINGS OR OTHER METRIC APPROACHES, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY, IN CONNECTION WITH ANY DAMAGES ARISING HEREUNDER.

8.    Confidentiality.

8.1    Duty of Confidence. Subject to the other provisions of this Section 8, all Confidential Information disclosed by a Party or its Affiliates under this Agreement will be maintained in confidence and otherwise safeguarded by the recipient Party. The recipient Party may only use and disclose the Confidential Information of the other Party for the purposes of this Agreement. Subject to the other provisions of this Section 8, each Party shall hold as confidential such Confidential Information of the other Party or its Affiliates in the same manner and with the same protection as such recipient Party maintains its own confidential information. Except as expressly provided in this Section 8, a recipient Party may only disclose Confidential Information of the other Party to employees, agents, contractors, consultants and advisers of the recipient Party and its Affiliates to the extent reasonably necessary for the purposes of, and for those matters undertaken pursuant to, this Agreement; provided that such Persons are bound to maintain the confidentiality of the Confidential Information in a manner consistent with the confidentiality provisions of this Agreement.

8.2    Exceptions. The obligations under this Section 8 shall not apply to any information to the extent that the recipient Party can demonstrate by competent evidence that such information:

(a)    is (at the time of disclosure) or becomes (after the time of disclosure) known to the public or part of the public domain through no breach of this Agreement by the recipient Party or its Affiliates;

(b)    was known to, or was otherwise in the possession of, the recipient Party or its Affiliates prior to the time of disclosure by the disclosing Party or any of its Affiliates;

(c)    is disclosed to the recipient Party or an Affiliate on a non-confidential basis by a Third Party who is entitled to disclose it without breaching any confidentiality obligation to the disclosing Party or any of its Affiliates; or

(d)    is independently developed by or on behalf of the recipient Party or its Affiliates, as evidenced by its written records, without reference to the Confidential Information disclosed by the disclosing Party or its Affiliates under this Agreement.

Specific aspects or details of Confidential Information shall not be deemed to be within the public domain or in the possession of the recipient Party merely because the Confidential Information is embraced by more general information in the public domain or in the possession of the recipient Party. Further, any combination of Confidential Information shall not be considered in the public domain or in the possession of the recipient Party merely because individual elements of such Confidential Information are in the public domain or in the possession of the recipient Party unless the combination and its principles are in the public domain or in the possession of the recipient Party.

8.3    Authorized Disclosures. In the event that the recipient Party is required to disclose Confidential Information of the disclosing Party pursuant to applicable Law or in connection with bona fide legal process, such disclosure shall not be a breach of this Agreement; provided that the recipient Party (a) informs the disclosing Party as soon as reasonably practicable of the required disclosure, (b) limits the disclosure to the required purpose, and (c) at the disclosing Party’s request and expense, to the extent permitted by applicable Law, assists in an attempt to object to or limit the required disclosure.

9.    Term and Termination; Remedies.

9.1    Term. The term of this Agreement shall commence as of the Effective Date and unless earlier terminated in accordance herewith, shall continue in force until the last day of the last to expire license terms set forth in Section 2.1, Section 2.2, or Section 2.3 (such period, the “Term”).

9.2    Effect of Termination; Survival. Upon the expiration of this Agreement, SpinCo shall immediately discontinue and cease all use of the Licensed Trademarks and Domain Names. After the expiration of the Term, SpinCo and the SpinCo Group shall no longer have the right to use the Licensed Trademarks and Domain Names. Further, the following provisions of this Agreement shall survive any termination (whether in part or in its entirety) of this Agreement, Section 8 (Confidentiality), Section 10 (Miscellaneous) and Section 1 (Definitions) (to the extent necessary to give effect to the foregoing sections in this sentence).

10.    Miscellaneous.

10.1    Interpretation. Unless the context of this Agreement otherwise requires: (a) words in the singular shall be deemed to include the plural and vice versa and words of one gender shall be deemed to include the other genders as the context requires; (b) the terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement (or the Separation and Distribution Agreement) as a whole (including all of the Schedules, Exhibits and Appendices hereto and thereto) and not to any particular provision of this

Agreement (or the Separation and Distribution Agreement); (c) Article, Section, Schedule, Exhibit and Appendix references are to the Articles, Sections, Schedules, Exhibits and Appendices to this Agreement (or, as applicable, or the Separation and Distribution Agreement), unless otherwise specified; (d) unless otherwise stated, all references to any agreement (including this Agreement and the Separation and Distribution Agreement) shall be deemed to include the exhibits, schedules and annexes (including all Schedules, Exhibits and Appendixes) to such agreement; (e) the word “including” and words of similar import when used in this Agreement (or the Separation and Distribution Agreement) shall mean “including, without limitation,” unless otherwise specified; (f) the word “or” shall not be exclusive; (g) unless otherwise specified in a particular case, the word “days” refers to calendar days; (h) references to “business day” shall mean any day other than a Saturday, a Sunday or a day on which banking institutions are generally authorized or required by law to close in New York, New York; (i) references herein to this Agreement or any other agreement contemplated herein shall be deemed to refer to this Agreement or such other agreement as of the date on which it is executed and as it may be amended, modified or supplemented thereafter, unless otherwise specified; (j) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; and (k) unless expressly stated to the contrary in this Agreement or the Separation and Distribution Agreement, all references to “the date hereof,” “the date of this Agreement,” “hereby” and “hereupon” and words of similar import shall all be references to the Effective Date.

10.2    Notices. All notices, requests, claims, demands or other communications under this Agreement shall be in writing and shall be given or made (and except as provided herein, shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by certified mail, return receipt requested, or by e-mail, so long as confirmation of receipt of such e-mail is requested and received, to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice addressed as follows:

If to Parent, to:

Zimmer Biomet Holdings, Inc.

345 East Main Street

Warsaw, Indiana 46580

Attention: General Counsel

E-mail: legal.americas@zimmerbiomet.com

with a copy (which shall not constitute notice), to:

White & Case LLP

1221 Avenue of the Americas

New York, New York 10020-1095

Attention:  Morton A. Pierce, Esq.

                  Michelle B. Rutta, Esq.

                  Robert Chung, Esq.

E-mail:      morton.pierce@whitecase.com

                   michelle.rutta@whitecase.com

                   robert.chung@whitecase.com

If to SpinCo, to:

ZimVie Inc.

10225 Westmoor Dr.,

Westminster, Colorado 80021

Attention: Senior Vice President,

                 Chief Legal and

                 Compliance Officer and

                 Corporate Secretary

E-mail:     heather.kidwell@zimmerbiomet.com

with a copy (which shall not constitute notice), to:

White & Case LLP

1221 Avenue of the Americas

New York, New York 10020-1095

Attention:  Morton A. Pierce, Esq.

                  Michelle B. Rutta, Esq.

                  Robert Chung, Esq.

E-mail:      morton.pierce@whitecase.com

                   michelle.rutta@whitecase.com

                   robert.chung@whitecase.com

or to such other address or addresses as the Parties may from time to time designate in writing by like notice.

10.3    Amendment; Waiver. No provisions of this Agreement shall be deemed waived, amended, supplemented or modified by a Party, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of the Party against whom it is sought to enforce such waiver, amendment, supplement or modification.

10.4    Assignability. The rights, benefits and obligations of each Party under (or relating to) this Agreement (including any licenses or sublicenses granted pursuant to this Agreement) are personal to such Party. A Party may not assign (including in a bankruptcy or similar proceeding) or assume in a bankruptcy or similar proceeding this Agreement or any rights, benefits or obligations under or relating to this Agreement, in each case whether by operation of law or otherwise, without the other Party’s prior written consent (which shall not be unreasonably withheld, conditioned, or delayed); provided that a Party may, with notice to the other Party but without the consent of the other Party, assign or transfer its rights and obligations under this Agreement in whole or in part to one or more of its Affiliates; provided that no such assignment by a Party to an Affiliate shall release such Party from its obligations under this Agreement. In the event of a permitted assignment, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and permitted assigns. Any attempted assignment that contravenes the terms of this Agreement shall be void ab initio and of no force or effect.

10.5    Entire Agreement. This Agreement contains the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, with respect to such matters, except for (a) the Separation and Distribution Agreement (and the Exhibits, Schedules and Annexes thereto), (b) the other Ancillary Agreements and any other written agreement of the Parties that expressly provides that it is not superseded by this Agreement. In the event and to the extent that there shall be a conflict between the provisions of this Agreement and the provisions of the Separation and Distribution Agreement, this Agreement shall control with respect to the subject matter hereof, and the Separation and Distribution Agreement shall control with respect to all other matters.

10.6    Parties in Interest. This Agreement will inure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns. Except as expressly set forth herein, nothing in this Agreement, express or implied, is intended to confer upon any Person other than the Parties or their successors or permitted assigns, any rights or remedies under or by reason of this Agreement.

10.7    Expenses. Except as otherwise expressly provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the Party incurring such costs and expenses.

10.8    Governing Law; Jurisdiction.

(a)    This Agreement and all Actions (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof shall be governed by and construed and interpreted in accordance with the Laws of the State of Delaware irrespective of the choice of laws principles of the State of Delaware, including all matters of validity, construction, effect, enforceability, performance and remedies.

(b)    Subject to the provisions of Article VII of the Separation and Distribution Agreement, each of the Parties hereby irrevocably and unconditionally submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, if such court shall not have jurisdiction, the United States District Court for the District of Delaware, or if such court shall not have jurisdiction, the other state courts of the State of Delaware, and any appellate court from any appeal thereof, in any Action arising out of or relating to this Agreement or the transactions contemplated hereby, and each of the Parties hereby irrevocably and unconditionally (i) agrees not to commence any such Action except in such courts, (ii) agrees that any claim in respect of any such Action may be heard and determined in the Court of Chancery of the State of Delaware or, to the extent permitted by Law, in such other courts, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such Action in the Court of Chancery of the State of Delaware or such other courts, and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such Action in the Court of Chancery of the State of Delaware or such other.

10.9     Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties hereto or the parties thereto, respectively, and delivered to the other Party hereto or parties thereto, respectively.

10.10    Headings. The article, section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

10.11    Severability. If any provision of this Agreement, or the application of any provision to any Person or circumstance, is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties.

10.12    Rules of Construction. This Agreement shall be deemed to be the joint work product of the Parties and any rule of construction that a document shall be interpreted or construed against a drafter of such document shall not be applicable.

10.13    Specific Performance. Subject to the provisions of Article VII of the Separation and Distribution Agreement, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the Party hereto, who are, or are to be, thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief in respect of their respective rights under this Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The Parties agree that the remedies at law for any breach or threatened breach, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived by each of the Parties.

10.14    Rights in Bankruptcy. All rights and licenses granted under or pursuant to this Agreement by Parent and SpinCo, including in Section 2 and Section 3, are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code or analogous provisions of applicable Law outside the United States, licenses of right to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code or analogous provisions of applicable law outside the United States. Each Party agrees that the other, as licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code or any other provisions of applicable Law outside the United States that provide similar protection for such intellectual property.

10.15    Force Majeure. No Party shall be deemed in default of this Agreement for any delay or failure to fulfill any obligation (other than a payment obligation) hereunder so long as and to the extent to which any delay or failure in the fulfillment of such obligation is prevented, frustrated, hindered or delayed as a consequence of circumstances of Force Majeure. In the event of any such excused delay, the time for performance of such obligations (other than a payment obligation) shall be extended for a period equal to the time lost by reason of the delay. A Party claiming the benefit of this provision shall, as soon as reasonably practicable after the occurrence of any such event, (a) provide written notice to the other Party of the nature and extent of any such Force Majeure condition; and (b) use commercially reasonable efforts to remove any such causes and resume performance under this Agreement as soon as reasonably practicable.

10.16    Further Assurances. SpinCo and Parent hereby covenant and agree, without the necessity of any further consideration, to execute, acknowledge and deliver any and all such other documents and take any such other action as may be reasonably necessary or appropriate to implement this Agreement and carry out the intent and purposes of this Agreement.

10.17    No Agency. Nothing herein contained will be construed to place the Parties in the relationship of partners, principal and agent, or employer and employee. Neither Party will have the power to assume, create or incur liability or any obligation of any kind, express or implied, in the name of or on behalf of the other Party by virtue of this Agreement.

10.18    Affiliate Status. To the extent that a Party is required hereunder to take certain action with respect to entities designated in this Agreement as such Party’s Subsidiaries or Affiliates, such obligation shall apply to such entities only during such period of time that such entities are Subsidiaries or Affiliates of such Party. To the extent that this Agreement requires a Subsidiary or an Affiliate of any Party to take or omit to take any action, such agreement and obligation includes the obligation of such Party to cause such Subsidiary or Affiliate to take or omit to take such action.

10.19    Dispute Resolution. Article VII of the Separation and Distribution Agreement is hereby incorporated by reference herein (but for this purpose, only to the extent applicable to this Agreement, and not to the Separation and Distribution Agreement or any other Ancillary Agreement). Parent designates its Vice President, Chief Patent Counsel or their respective designee and SpinCo designates its Senior Patent Counsel or their respective designee for purposes of Section 7.1(a) of the Separation and Distribution Agreement. Each Party may replace its designee upon written notice to the other Party.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives.

ZIMMER BIOMET HOLDINGS, INC.

By:
Name: Title:	Bryan Hanson President and Chief Executive Officer

ZIMVIE INC.

By:
Name: Title:	Vafa Jamali President and Chief Executive Officer

[Signature Page to Transitional Trademark License Agreement]